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                                                                     Exhibit 3.1



                           CERTIFICATE OF DESIGNATION

                                       OF

        6% SERIES E CUMULATIVE CONVERTIBLE AND REDEEMABLE PREFERRED STOCK

                                       OF

                             HEALTH CARE REIT, INC.


                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

          The undersigned duly authorized officer of Health Care REIT, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company (the "Board") by the Second Restated Certificate of Incorporation of the Corporation and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Securities Issuance Committee of the Board, acting by unanimous written consent effective as of September 29, 2003 pursuant to authority delegated to it by the Board by resolution duly adopted at a special meeting of the Board on September 22, 2003, adopted a resolution (i) authorizing a new series of the Corporation's previously authorized Preferred Stock, $1.00 par value per share (the "Preferred Stock"), and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 1,060,000 shares of 6% Series E Cumulative Convertible and Redeemable Preferred Stock of the Corporation, as follows:

          RESOLVED, that the Corporation is authorized to issue 1,060,000 shares of 6% Series E Cumulative Convertible and Redeemable Preferred Stock, $1.00 par value per share, which shall have the following powers, designations, preferences and other special rights:

          Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "6% Series E Cumulative Convertible and Redeemable Preferred Stock" (the "Series E Preferred Stock") and the number of shares constituting such series shall be one million sixty thousand (1,060,000).

          Section 2. MATURITY. The Series E Preferred Stock shall have no stated maturity and will not be subject to any sinking fund or mandatory redemption.




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          Section 3. RANK. The Series E Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (i) senior to the common stock of the Corporation, par value $1.00 per share (the "Common Stock"), and to all equity securities ranking junior to the Series E Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation, (ii) on a parity with the Corporation's Junior Participating Preferred Stock, Series A, the Corporation's Series C Cumulative Convertible Preferred Stock, and the Corporation's Series D Cumulative Redeemable Preferred Stock, and all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series E Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, and (iii) junior to equity securities issued by the Corporation to the extent that the terms of such equity securities specifically provide that such equity securities rank senior to the Series E Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

          Section 4. DIVIDENDS.

          (A) Holders of shares of the Series E Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors (or a duly authorized committee thereof), out of funds of the Corporation legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 6% of the liquidation preference per annum per share (equivalent to $1.50 per share).

          (B) Dividends on the Series E Preferred Stock shall be cumulative and shall begin to accrue from the date of original issue and shall be payable quarterly in arrears on or about the 15th day of January, April, July and October or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). The first dividend on the Series E Preferred Stock is scheduled to be paid on October 15, 2003. Any dividend payable on the Series E Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the last day of the calendar month first preceding the applicable Dividend Payment Date or on such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

          (C) No dividends on shares of Series E Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation if such declaration or payment is restricted or prohibited by law.

          (D) Notwithstanding the foregoing, dividends on the Series E Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series E Preferred Stock will not bear interest and holders of the Series E Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series E Preferred Stock shall






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first be credited against the earliest accumulated but unpaid dividend due with respect to such shares that remains payable.

          (E) If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")) any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series E Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series E Preferred Stock for the year bears to the Total Dividends. The Corporation will make a similar allocation for each taxable year with respect to any undistributed long-term capital gains of the Corporation that are to be included in its stockholders' long-term capital gains, based on the allocation of the Capital Gains Amount that would have resulted if such undistributed long-term capital gains had been distributed as "capital gains dividends" by the Corporation to its stockholders.

          (F) No full dividends will be declared or paid or set apart for payment on any series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series E Preferred Stock (other than a dividend in shares of any class of stock ranking junior to the Series E Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series E Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series E Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series E Preferred Stock, all dividends declared upon the Series E Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series E Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series E Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series E Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

          (G) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series E Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Series E Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment on nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Corporation ranking junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Corporation ranking junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares of any such stock) by the Corporation (except by




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conversion into or exchange for other capital stock of the Corporation ranking junior to the Series E Preferred Stock as to dividends and upon liquidation or for the purpose of preserving the Corporation's qualification as a Real Estate Investment Trust (a "REIT")).

          Section 5. LIQUIDATION PREFERENCE.

          (A) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Series E Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference equal to the greater of (i) $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, or (ii) the amount that holders of the Series E Preferred Stock would be entitled to receive in the liquidation, dissolution or winding up had they converted the Series E Preferred Stock into Common Stock immediately prior to the liquidation, dissolution or winding up and participated therein as holders of Common Stock, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Corporation that ranks junior to the Series E Preferred Stock as to liquidation rights.

          (B) If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of Series E Preferred Stock shall be insufficient to permit payment in full to such holders the sums that such holders are entitled to receive in such case, then all of the assets available for distribution to the holders of the Series E Preferred Stock shall be distributed among and paid to the holders of Series E Preferred Stock ratably in proportion to the respective amounts that would be payable to such holders if such assets were sufficient to permit payment in full; PROVIDED that all such distributions and payments to the holders of Series E Preferred Stock shall be made on a pari passu basis with the holders of shares of any other series of Preferred Stock of the Corporation that rank pari passu with the Series E Preferred Stock with respect to rights upon any liquidation, dissolution or winding up of the Corporation.

          (C) For the purposes of this Section 5, the consolidation or merger of the Corporation with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

          Section 6. REDEMPTION.

          (A) Holders of a majority of the outstanding shares of Series E Preferred Stock, by written consent and notice to the Corporation on or after August 15, 2008, shall have the right to have the Corporation redeem all, but not less than all, outstanding shares of Series E Preferred Stock for cash at a redemption price of $25.00 per share plus all dividends accrued but remaining unpaid to the payment date, which payment date shall be the 45th day after the notice of exercise of this redemption right is received by the Corporation, provided, however, that the Corporation shall not be required to redeem the Series E Preferred Stock at any time when such redemption may not legally be made by the Corporation or at any time when the Corporation is not current with the payment of accrued dividends on all other classes or series of its equity





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securities that are on a parity with or senior to the Series E Preferred Stock with respect to dividends. Promptly after the receipt of such a redemption request, if the conditions for such a redemption are then fully satisfied, the Corporation shall give notice of such redemption and the redemption date to all holders of the Series E Preferred Stock in the manner specified below.

          (B) If, for any consecutive 20 trading days on or after August 15, 2008, the Corporation's Common Stock has had an average closing price on the New York Stock Exchange or other national securities exchange or quotation system on which Common Stock may be traded in excess of 117.5% of the Conversion Price, as defined below, and a closing price on the New York Stock Exchange or other national securities exchange or quotation system on which Common Stock may be traded on the final day of such period in excess of 117.5% of the Conversion Price, the Corporation may at its option, by giving notice of the redemption within twenty-five (25) days after the end of any trading period satisfying such conditions, redeem all, but not less than all, of the Series E Preferred Stock for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption.

          (C) Notice of any redemption of the Series E Preferred Stock pursuant to this Section 6 shall be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series E Preferred Stock at their respective addresses as they appear on the stock transfer records of the transfer agent. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of the Series E Preferred Stock except as to the holder or holders to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series E Preferred Stock to be redeemed from such holder; (iv) the place or places where the Series E Preferred Stock is to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

          (D) Notwithstanding the giving of a redemption notice as specified above, all holders of the Series E Preferred Stock, other than holders who have requested a redemption pursuant to subsection (A) above, may exercise their conversion rights as specified below up until the close of business on the business day first preceding the date fixed for redemption of the Series E Preferred Stock.

          (E) Holders of Series E Preferred Stock to be redeemed, if not previously converted, shall surrender such Series E Preferred Stock at the time and place designated in the notice of redemption and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. From and after the redemption date for a redemption of the Series E Preferred Stock (unless default shall be made by the Corporation in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the Series E Preferred Stock and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

          (F) So long as no dividends are in arrears on the Series E Preferred Stock, the Corporation shall be entitled at any time and from time to time to repurchase shares of Series E




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Preferred Stock in open-market and private transactions duly authorized by the
Board of Directors and effected in compliance with applicable laws.

          Section 7. VOTING RIGHTS.

          (A) Holders of the Series E Preferred Stock shall not have any voting rights except as set forth in this Section 7 or as otherwise required by law. To the extent that voting rights otherwise required by law can be waived or released, such voting rights are hereby waived and released.

          (B) So long as any shares of Series E Preferred Stock remain outstanding, the Corporation shall not, without the consent or the affirmative vote of the holders of two-thirds (2/3) of the shares of Series E Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such Series E Preferred Stock voting separately as a class) (i) authorize, create or issue, or increase the authorized or issued amount of, any series of stock ranking prior to such Series E Preferred Stock with respect to payment of dividends, or in the distribution of assets on liquidation, dissolution or winding up, or reclassify any authorized stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) repeal, amend, or otherwise change any of the provisions applicable to the Series E Preferred Stock in any manner that materially and adversely affects the powers, preferences, or other special rights or privileges of the Series E Preferred Stock or the holders thereof; provided, however, that any increases in the amount of the authorized Preferred Stock or the creation or issuance of other series of Preferred Stock, or any increase in the amount of authorized shares of such series or of any other series of Preferred Stock, in each case ranking on a parity with or junior to the Series E Preferred Stock, shall not be deemed to materially and adversely affect such powers, preferences or other special rights or privileges.

          (C) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

          (D) Except as expressly stated in this Certificate of Designation, the Series E Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to any merger or consolidation involving the Corporation or a sale of all or substantially all of the assets of the Corporation, except to the extent that such merger, consolidation or sale changes the express powers, preferences, rights or privileges of holders of the Series E Preferred Stock as specified herein in a manner that would materially and adversely affect the holders of the Series E Preferred Stock.




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          Section 8. CONVERSION.

          (A) CONVERSION RIGHTS. Subject to and upon compliance with the provisions of this Section 8, a holder of the Series E Preferred Stock shall have the right, at such holder's option, at any time to convert all or a portion of such shares into the number of fully paid and non-assessable shares of Common Stock obtained by multiplying the number of shares of the Series E Preferred Stock being converted by the liquidation preference amount of $25.00 per share and dividing such product by the Conversion Price (as defined below and as in effect at the time and on the date provided for in this Section 8) by surrendering the Series E Preferred Stock to be converted. Such surrender shall be made in the manner provided in paragraph (B) of this Section 8. The "Conversion Price" with respect to any Preferred Shares will initially be equal to $32.66, subject to adjustment as described below.

          (B) MANNER OF CONVERSION.

               (i) In order to exercise the conversion right, the holder of each share of Series E Preferred Stock to be converted shall surrender to the Corporation the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, accompanied by written notice to the Corporation that the holder thereof elects to convert such Series E Preferred Stock. Unless the shares of Common Stock issuable on conversion are to be issued in the same name as the name in which such Series E Preferred Stock is registered, each share of Series E Preferred Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

               (ii) As promptly as practicable after the surrender of certificates of Series E Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on such holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Series E Preferred Stock in accordance with the provisions of this Section 8 and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (C) of this Section 8.

               (iii) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which certificates for the Series E Preferred Stock have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such conversion shall have been deemed to have been effected and such person or persons shall be deemed to have become the holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion




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Price in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation.

          (C) FRACTIONAL SHARES. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Series E Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of Series E Preferred Stock, the Corporation shall pay to the holder of such Series E Preferred Stock an amount in cash based upon the closing price for the Common Stock on the trading day immediately preceding the date of conversion. If more than one share of Series E Preferred Stock shall be surrendered for conversion at one time by a holder of Series E Preferred Stock, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series E Preferred Stock surrendered.

          (D) TREATMENT OF ACCRUED DIVIDENDS. Dividends on any share of Series E Preferred Stock that is surrendered for conversion shall accrue through the day immediately preceding the conversion date. Upon conversion of any Series E Preferred Stock as stated herein, the Corporation shall, as of the date of such conversion and at the Corporation's option, either pay the holder thereof all accrued but unpaid dividends on the Series E Preferred Stock surrendered for conversion or, in connection with such conversion, deliver additional shares of Common Stock in such amount as is obtained by dividing the aggregate amount of accrued but unpaid dividends on such shares of Series E Preferred Stock surrendered for conversion by the Conversion Price as in effect at the time of the conversion. Any share of Series E Preferred Stock that shall have been surrendered for conversion shall be deemed no longer outstanding, and all rights with respect to such share, including any right to receive notices or vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holder thereof to receive the Common Stock issuable under the conversion terms and conditions.

          (E) TRANSFER TAXES UPON CONVERSION. The Corporation shall pay any and all issuance and other taxes that may be payable in respect of any issuance or delivery of Common Stock upon conversion of Series E Preferred Stock. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the Series E Preferred Stock so converted shall have been registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance shall have paid to the Corporation the amount of any such tax or shall have established, to the satisfaction of the Corporation, that such tax had been paid.

          (F) ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES:

               (i) SPECIAL DEFINITIONS. For purposes of this subsection (F), the following definitions shall apply:

                    (a) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:






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                    (I) upon conversion of any Convertible Security outstanding on the Original Issue Date, including the Series E Preferred Stock issued on the Original Issue Date, or upon exercise of any right, option or warrant to purchase or otherwise acquire Common Stock or Convertible Securities outstanding on the Original Issue Date;

                    (II) as a dividend or distribution on any share of Series E Preferred Stock;

                    (III) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by subsection
     (G) or (H) below;

                    (IV) under the Corporation's Amended and Restated Dividend Reinvestment and Stock Purchase Plan, as amended from time to time, or any similar dividend reinvestment or stock purchase plan;

                    (V) in capital raising transactions with pricing discounts no greater than normal and customary underwriting discounts for the Corporation; or

                    (VI) to or upon exercise of any right, option or warrant to purchase or otherwise acquire Common Stock or Convertible Securities granted to any officer, director, or key employee pursuant to any stock benefit plan or compensation plan approved by the Board of Directors from time to time, up to 10% of the Company's outstanding shares of Common Stock on the Original Issuance Date.

               (b) "CONVERTIBLE SECURITIES" shall mean any evidence of indebtedness, share, or other security directly or indirectly convertible into or exchangeable for Common Stock.

               (c) "OPTION" shall mean any right, option, or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding (1) options described in clause (F)(i)(a)(VI) above, and (2) any option or warrant issued in connection with the establishment of credit facilities for the Corporation.

               (d) "ORIGINAL ISSUANCE DATE" shall mean the first date of issuance by the Corporation of any shares of Series E Preferred Stock.

          (ii) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Price shall be made pursuant to this subsection (F) unless the consideration per share (determined pursuant to clause (F)(v) below) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation shall be less than the applicable Conversion Price in




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effect on the date of, and immediately prior to, the issuance of such Additional
Shares. Further, no adjustment in the Conversion Price shall be made pursuant to this subsection (F) if, prior to such issuance, the Corporation shall receive written notice from the holders of more than 50% of the Series E Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

          (iii) ISSUE OF SECURITIES DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Option or Convertible Security or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Option or Convertible Security, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Option or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to clause (F)(v) below) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued, then with respect to the Conversion Price:

               (a) No further adjustment in such Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Option or conversion or exchange of such Convertible Security;

               (b) If such Option or Convertible Security by its terms provides, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any actual or potential subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Option or the rights of conversion or exchange under such Convertible Security;

               (c) Upon the expiration or termination of any unexercised Option or conversion right under any Convertible Security, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any actual or potential subsequent adjustments based thereon shall be recomputed to such amount as would have obtained had the adjustment made upon the granting or issuance of such Option or Convertible Security been made based upon the issuance of only





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


     the number of shares of Common Stock actually issued on exercise, conversion or exchange; and

               (d) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion, or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, such Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment that was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change.

          In the event the Corporation, after the Original Issue Date, shall decrease the exercise price or extend the termination date of any Option or Convertible Security outstanding on the Original Issue Date, then such Option or Convertible Security, as so amended, shall be deemed to have been issued after the Original Issue Date, and the provisions of this clause (F)(iii) shall apply.

          (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. If the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to clause (F)(iii) above, but excluding shares issued as a stock split or combination as provided in subsection (G) below or upon a dividend or distribution as provided in subsection (H) below), without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue PLUS (2) the number of shares of Common Stock that the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued or deemed to be issued would purchase at such Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue PLUS the number of such Additional Shares of Common Stock so issued or deemed to be issued; PROVIDED THAT, (i) for the purpose of this clause (F)(iv), all shares of Common Stock issuable upon exercise or conversion of Options or Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon exercise or conversion of such outstanding Options and Convertible Securities shall not give effect to any adjustments to the conversion price or conversion rate of such Options or Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

          (v) DETERMINATION OF CONSIDERATION. For purposes of this clause (F), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

               (a) CASH AND PROPERTY: Such consideration shall:

                    (I) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

                    (II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                    (III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

               (b) OPTIONS AND CONVERTIBLE SECURITIES: The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to clause (F)(iii) above, relating to Options and Convertible Securities, shall be determined by dividing

                         (x) the total amount, if any, received or receivable by
               the Corporation as consideration for the issue of such Options or Convertible Securities, PLUS the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                         (y) the maximum number of shares of Common Stock (as
               set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (G) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Corporation shall at any time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (H) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, the Conversion Price shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction,

               (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

               (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date PLUS the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend shall not be fully paid or if such distribution shall not be fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this subsection (H) as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of the Series E Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of the Series E Preferred stock had been converted into Common Stock as of the record date for such event.

          (I) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time after the Original Issue Date shall make or issue to holders of Common Stock, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then, and in each such event, provision shall be made so that the holders of the Series E Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had such Series E Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period, provided, however, that no such adjustment shall be made if the holders of the Series E Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of the Series E Preferred Stock had been converted into Common Stock as of the record date for such event.

          (J) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. If the Common Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), the holders of the Series E Preferred

Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, as would be received by holders of the number of shares of Common Stock into which such shares of the Series E Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change.

          (K) ADJUSTMENT FOR MERGER OR REORGANIZATION, ETC. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation, each share of Series E Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of such share would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section (8) with respect to the rights and interest thereafter of the holders of Series E Preferred Stock, to the end that the provisions set forth in this Section (8) (including provisions with respect to changes in and other adjustments of the Conversion Price applicable to such series) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter issuable upon the conversion of the Series E Preferred Stock.

          (L) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section (8) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights against impairment.

          (M) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series E Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series E Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price applicable to such series then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that then would be received upon the conversion.

          (N) NOTICE OF RECORD DATE. If:

               (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

               (ii) the Corporation shall subdivide or combine its outstanding shares of Common Stock;

               (iii) there shall be any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), consolidation or merger of the Corporation into or with another Corporation, sale of all or substantially all of the assets of the Corporation, or involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series E Preferred Stock, and shall cause to be mailed to the holders of Series E Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the date specified in (a) below or twenty days before the date specified in (b) below, a notice stating:

                    (a) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                    (b) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

          (O) NO DUPLICATION OF ADJUSTMENTS. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 8, only one adjustment shall be made and such adjustment shall be the amount of adjustment that results in the lowest Conversion Price. Notwithstanding the foregoing, the provisions of this Section 8 shall apply to successive transactions giving rise to any such adjustment.

          (P) RESERVATION AND LISTING OF SHARES OF COMMON STOCK.

               (i) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Series E Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series E Preferred Stock not theretofore converted. Before taking any action that would cause an adjustment in the Conversion Price such that Common Stock issuable upon the conversion of Series E Preferred Stock would be issued below par value of the Common Stock, the Corporation shall take any corporate action that may, in the opinion of its counsel, be reasonably necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

               (ii) The Corporation shall endeavor to list the shares of Common Stock required to be delivered upon conversion of the Series E Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

          Section 9. RESTRICTIONS ON OWNERSHIP AND TRANSFER TO PRESERVE TAX BENEFIT.

          (A) Limit on Stock Ownership. No person may acquire shares of the Series E Preferred Stock that, when combined with all other holdings by such person of shares of the Series E Preferred Stock and shares of any other class or series of the Corporation, would result in the direct or indirect ownership by such person of shares of the Corporation with a market value exceeding 9.8% of the market value of all of the outstanding shares of all classes of the Corporation calculated on a combined basis (the "Ownership Value Limit"), and no shares of Series E Preferred Stock may be issued or transferred to any person to the extent that, following such issuance or transfer, the market value of such person's ownership of shares of the Corporation would exceed the Ownership Value Limit. Further, no person may acquire or own shares of Series E Preferred Stock to the extent that the acquisition or ownership would result in the Corporation being "closely held" under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT. Notwithstanding any other provisions contained in this Section 9, if any purported transfer of shares of the Series E Preferred Stock would cause the Corporation to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

          (B) Notice and Request for Information. Any person who violates the restrictions on ownership contained in this Section 9 in acquiring actual or constructive ownership of shares of Series E Preferred Stock is required to give notice thereof immediately to the Corporation and provide the Corporation with such other information as the Corporation may request in order to determine the effect of such acquisition on the Corporation's status as a REIT.

          (C) Transfers in Excess of the Ownership Value Limit. If any purported transfer of Series E Preferred Stock or any other event would otherwise result in any person violating the Ownership Value Limit or such other limit as permitted by the Board of Directors, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares of Series E Preferred Stock with a value that caused the Prohibited Transferee to exceed the Ownership Value Limit or such other limit (the "Excess Shares"), and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such Excess Shares shall cease to own any right or interest) in such Excess Shares. If the foregoing sentence is determined to be invalid by virtue of any legal decision, statute, rule or regulation, the Prohibited Transferee shall be conclusively deemed to have acted as an agent on behalf of the Corporation in acquiring the Excess Shares to hold such Excess Shares on behalf of the Corporation. As the equivalent of treasury securities for such purposes, the Excess Shares shall not be entitled to any voting rights, shall not be considered to be outstanding for quorum or voting purposes, and shall not be entitled to receive dividends or any other distribution with respect to such shares. Any Prohibited Transferee who receives dividends or any other distribution in respect of Excess Shares shall hold the same as agent for the Corporation and for the transferee of the Excess Shares following a permitted transfer.

          (D) Exceptions.

               (i) The Board of Directors may, but in no event will be required to, waive the Ownership Value Limit with respect to a particular shareholder if it determines that such ownership will not jeopardize the Corporation's status as a REIT and the Board of Directors otherwise decides such action would be in the best interest of the Corporation. As a condition of such waiver, the Board of Directors may require an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving the REIT status of the Corporation.

               (ii) The restrictions on transferability and ownership contained in this Section 9 will not apply if the Board of Directors determines that it is no longer in the best interest of the Corporation to attempt to qualify, or to continue to qualify, as a REIT.

          (E) Definitions. For purposes of this Section 9: (i) "Person" includes an individual, corporation, partnership, association, joint stock company, trust, unincorporated association or other entity; (ii) "Ownership" means beneficial ownership determined on the basis of the beneficial ownership rules applicable under the Securities Exchange Act of 1934, as amended, or such other basis as the Board of Directors reasonably determines to be appropriate to effectuate the purposes hereof; and (iii) "Market Value" means the value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange or traded on the NASDAQ National Market or similar quotation system, or if the shares are not then so listed or traded, the average of the closing bid and asked prices on the principal market for such shares, provided that if there is no active trading market for the shares, "Market Value" means the higher of the redemption value or liquidation preference of such shares, if any, or such value fixed by the Board of Directors of the Corporation in good faith as the value of such shares.

          (F) Additional Restrictions. Notwithstanding anything herein to the contrary, the Corporation and its transfer agent may refuse to transfer any shares, passing either by voluntary transfer, by operation of law, or under the last will and testament of any stockholder, if such transfer would or might, in the opinion of the Board of Directors or counsel to the Corporation, disqualify the Corporation as a REIT under the Internal Revenue Code. Nothing herein contained shall limit the ability of the Corporation to impose or to seek judicial or other imposition of additional restrictions if deemed necessary or advisable to preserve the Corporation's tax status as a qualified REIT.

          (G) Certificate Legend. All certificates representing shares of the Series E Preferred Stock shall be marked with a legend sufficient under the laws of the State of Delaware to provide a purchaser of such shares with notice of the restrictions on transfer under this Section 9.

          (H) Settlement of Transactions. Nothing in this Section 9, including but not limited to Paragraph (B), shall preclude the settlement of any transactions through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system on which the Series E Preferred Stock is traded. The fact that settlement of any transaction takes place shall not, however, negate the effect of any other provision of this Section 9, which shall remain applicable to all acquiring persons.

          (I) Invalidity of Provisions. If any provision of this Section 9 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

          (J) The provisions set forth in this Section 9 shall apply to the Series E Preferred Stock notwithstanding any contrary provisions of the Series E Preferred Stock described in this Certificate of Designation.

          Section 10. AMENDMENT. This Certificate of Designation shall not be amended in any manner that would materially and adversely affect the holders of the Series E Preferred Stock without the affirmative consent or vote of the holders of two-thirds (2/3) of the Series E Preferred Stock outstanding at the time.

          IN WITNESS WHEREOF, the undersigned has executed and subscribed this certificate and does affirm the foregoing as true under the penalties of perjury this 29th day of September, 2003.




                                      /s/ George L. Chapman
                                      ------------------------------------------
                                      George L. Chapman
                                      Chairman of the Board and
                                      Chief Executive Officer


ATTEST:



/s/ Erin C. Ibele
----------------------------------
Erin C. Ibele
Vice President and Corporate Secretary


















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